Online Energy Manager

ONLINE ENERGY MANAGER

IP & Business Model Valuation and Competitive Tech-IP Due-diligence

FROST & SULLIVAN

EXECUTIVE SUMMARY

1. Project Background and Key Objectives

Online Energy Manager (hereafter referred to as the client) has developed innovative solutions using proprietary technology that substantially reduces energy use. The client was interested in valuation of their Intellectual property (IP) assets and Business Model.

(12) **United States Patent**
Raghavachari

(10) **Patent No.:** **US 8,660,702 B2**
(45) **Date of Patent:** **Feb. 25, 2014**

(54) **CENTRAL COOLING AND CIRCULATION ENERGY MANAGEMENT CONTROL SYSTEM**

(75) Inventor: **Sridharan Raghavachari**, Franklin, WI (US)

(73) Assignee: **Online Energy Manager LLC**, Paoli, PA (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 555 days.

(21) Appl. No.: **12/893,520**

(22) Filed: **Sep. 29, 2010**

(65) **Prior Publication Data**

US 2012/0078424 A1 Mar. 29, 2012

7,174,732 B2 *	2/2007	Taniguchi et al.	62/183
7,664,573 B2 *	2/2010	Ahmed	700/276
7,908,117 B2 *	3/2011	Steinberg et al.	702/182
2010/0076605 A1 *	3/2010	Harrod et al.	700/276

FOREIGN PATENT DOCUMENTS

WO WO0019105 A1 4/2000

OTHER PUBLICATIONS

Nadeem, "Evaluation of Overall Chiller Performance Characteristics" Air Conditioning and Refrigeration Journal Issue: Jul.-Sep. 2001—http://www.ishrae.in/journals/2001july/article04.html.
Honeywell Inc., "XCEED Compressed Air Control System", 1999, 1 page brochure.
Honeywell International, "XCEED Compressed Air System Solutions", Installation Instruction & Maintenance Manual, Jan. 1, 2001, pp. 1-68.

* cited by examiner

Primary Examiner — Mohammad Ali
Assistant Examiner — Sivalingam Sivanesan

Central Cooling & Circulation Energy Management Control – Patent No. US8660072

Key objectives of the current engagement are mentioned below.

1. Patent Landscape overview and competitive assessment from Tech-IP perspective
2. Market Assessment
3. IP valuation and business model valuation

[redacted]

2. Research Methodology

Valuation of OEM's Technology and IP and Business Model – Overall Approach


Business Model Valuation
Based on amount of cash flow generated by adopting various Business Contract Models specific to Energy Efficiency improvement
Technology / IP Valuation
Based on royalty based cash flow that an asset is expected to generate over its useful life.
Scenario-wise Addressable Market
Royalties based Cash Flow
Total Risk Adjusted Net Present Value (rNPV)

Methodology for Valuation of OEM's Technology / IP

Frost and Sullivan team used income based approach for IP Valuation because this model allows flexibility to do valuation under different scenarios. Key aspects of this model are highlighted below.

- This model is based on estimation of royalty payments from which the company is relieved due to its ownership of the asset.
- Based on royalty rates, it computes future royalty income stream over the life cycle of given technology.
- After estimating future royalty income stream, a discount rate is applied to determine the Net Present Value (NPV) of the IP assets.
- Then, a risk adjustment factor is used as a multiplier on the NPV to arrive at the Risk Adjusted Net Present Value (rNPV).
- Risk adjustment factor is calculated based on several parameters such as company's patent portfolio volume and patent strength, competitors' patent portfolio volume and patent strength, stage of development in IP life cycle, etc.

3. Patent Landscape Analysis and Technology Due-diligence Summary

Patent landscape analysis was conducted to understand patenting activity in the given technology area during the last 20 years. Patenting activity shows that R&D that is being carried out in this sector is being significantly converted for acquiring intellectual property protection, which further indicates the financial value of the sector.

Patent search results were manually reviewed by our subject matter experts to identify documents relevant to the given technology area. Only 12 patents/published applications were found that were specifically relevant to the given control modality. Detailed review of these 12 documents showed that no direct technological overlap was present with OEM's patent and hence OEM has a unique solution in the market. A full legal review is recommended as this is not a legal opinion, and Frost & Sullivan is not in a position to comment on infringement or Freedom to Operate.

Review of patent filings across different patent offices showed that The United States patent office witnessed highest patenting activity among major offices globally. This trend suggest that various multinational corporation consider the US as one of the key potential markets and seek to protect their intellectual property in the US. OEM itself has filed patents with US jurisdiction. Other markets of interest in this area were uncovered to be Japan, China and South Korea which also witnessed substantial IP patenting activity,

OEM's technology was evaluated based on several criteria including, but not limited to:

- Technology market-fit for the technology
- IP Landscape and prior art scan for the technology
- Technology due diligence to identify any potential gaps

The scoring ranges from 0 to 10 with 0 being the least favourable and 10 as most favourable.

Title: Energy Management Control		Tech. ID number:		Inventors: Sridharan Raghavachari
IP LANDSCAPE		**MARKET ASSESSMENT**		
Patent life /disclosure date	9	Regulatory Risk Analysis	8	
Overlapping patents	8	Cost comparison to alternate means/tech. to achieve the goal	7	
Is the space crowded? No # of companies/labs	6	Addressable market size - based on current technology	8	
Growth opportunities - saturated or uncharted territory	8	Projected market size - subject to bridging of tech. gaps	6	
Uniqueness of the technology	9	Market location	7	
Climate Impact Score	NA	Development Cost Curve	8	
		Adoption Risks	6	
(Scoring Scale: 1-10)		Short investor return cycle	9	
Technology				
Technology Disruptiveness	6	Scalability	8	
Stage of development	9	Competing /alternate technologies	6	
Length of the innovation cycle	9	Relevant Commercial Half Life	8	
Prototype/ Preclinical Data	9	Client Score	NA	
Leveraging Existing Technology	NA	Variable Factor Score	NA	

The technology was evaluated based on several criteria that are broadly classified as follows.

- Market-fit for the given technology
- Competitive patent landscape
- Technology Due-diligence

The scoring ranges from 0 to 10 with 0 being the least favorable and 10 as most favorable.

OEM has already received patent protection for the technology in the US market. No direct technological overlaps were noticed between existing patents and OEM's patent. Therefore the OEM technology has high novelty value and scores high on most of the IP specific parameters. The OEM team has already installed the technology in various locations in India and the Middle East and demonstrated significant savings; so the technology also scores high on most of the technology related parameters. Market assessment shows that the technology finds potential applications in multiple industries, mainly in Energy Saving Performance Contracting, District Cooling, and Data Center markets. Considering potential market opportunity size and suitability with multiple business models, the technology also scores high on market related parameters.

4. Key Data point and Assumptions for Valuation

Key Data point and Assumptions for Valuation

- Market size estimates and growth rates for above segments were sourced from Frost & Sullivan's database.
- Market size estimation for HVAC Controls Specific to Chillers Segment was done based on data sourced from Frost & Sullivan's database. This data is available in the detailed final report.
- Market Penetration % is the share of existing market to be substituted after introduction of products using OEM's technology. This is estimated based on several market, technology and IP assets related parameters.
- Maximum Addressable Market Size = Potential Market Size X Penetration Rate
- Royalty Rates were estimated based on historical review of comparable deals in the industry. Total Royalties are calculated by adding up royalty data from year 2018 to 2022.
- After estimating future royalty income stream, a discount rate is applied to determine the Discounted Cash Flow. No specific data for Chillers industry was available so average rates for the Energy and Environment industry were considered. Cost of Capital for Discounted Cash flow and Net Present Value Calculations: 9 % (Data Source: S&P Capital IQ)
- After estimating Net Present Value (NPV) of the IP assets, a risk adjustment factor is used as a multiplier on the NPV to arrive at the Risk Adjusted Net Present Value (rNPV).
- Here, Risk adjustment factor of 2/3 is considered based on completive patent landscape review.
- Several factors such as patent volume, patent strength, patent status (application/ grant), and stage of development were considered to arrive at Risk adjustment factor. Data was sourced from unbiased third-party database (Thomson Innovation).

Global Energy Saving Performance Contracting Market specific to HVAC and Building Automation: Revenue Breakdown, Global, 2017

Region	Total Revenues ($ Million)	(%) Share of HVAC and Building Automation Market	Revenues for Global Energy Saving and Performance Contracting Market specific to HVAC and Building Automation ($ Million)
North America	7597.3	-	-
Europe	6015.2	-	-
APAC	3403.1	-	-
Rest of the World	4253.9	-	-
Global	21269.5	31	6593.6

- Revenue Forecast for HVAC Controls Specific to Chillers, Global, 2017 ($ Million): 5077
- Revenue Forecast for District Cooling Market, The Middle East, 2017 ($ Million): 2924
- Revenue Forecast for Data Centre Cooling Market, Global, 2017 ($ Million): 5417

5. Summary of OEM's Technology / IP and Business Model Valuation

The chart below summarises Risk Adjusted Net Present Value (rNPV) for Valuation of OEM's Technology / IP


Risk Adjusted Net Present Value (rNPV)
rNPV for Global HVAC Controls Market Specific to Chillers
$2.00 Million------------------>$ 9.88 Million
rNPV for The Middle East District Cooling Market
$1.54 Million------------------>$ 7.72 Million
rNPV for Global Data Centre Cooling Market
$2.36 Million------------------>$ 11.81 Million
Trademarks & Knowhow
$ 0.5 Million
Total rNPV
$6.40 Million------------------>$ 29.91 Million

The chart below summarises Total Risk Adjusted Net Present Value (rNPV) for valuation of OEM's Technology / IP and Business model.


Technology / IP Valuation
Risk Adjusted Net Present Value (rNPV) for Technology / IP Valuation
$6.40 Million-------------->$ 29.91 Million
Business Model Valuation
Risk Adjusted Net Present Value (rNPV) for Business Model Valuation
$10.81 Million----------->$ 32.44 Million
Total rNPV
$17.21 Million------------------>$ 62.35 Million

[redacted]